ADVENTRX ANNOUNCES RESTRUCTURING AND COST REDUCTION INITIATIVES

•	CEO Resigns; Executive Team Reorganized; 27% Reduction in Force

•	Timelines Revised for ANX-530 and ANX-514

•	Company to Present Updated Corporate Outlook at Conferences in October

SAN DIEGO – October 20, 2008 – ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) announced today that it has implemented a restructuring designed to reduce operating costs while continuing advancement towards the Company’s near term goals. ADVENTRX will focus its resources solely on the continued development and regulatory approvals of ANX-530 (vinorelbine emulsion) and ANX-514 (docetaxel emulsion). The restructuring reduced the Company’s staff by a total of nine employees, or approximately 27% of its workforce. These changes will allow the Company to retain the appropriate personnel to submit New Drug Applications (NDAs) for both ANX-530 and ANX-514, and are expected to provide ADVENTRX with cash sufficient to fund operations until mid-2009. In addition, the Company announced that it is revising its timelines for ANX-530 and ANX-514. Additional information regarding the restructuring and program timelines are provided below.

ADVENTRX also announced that Evan M. Levine has resigned his positions as Chief Executive Officer and President, effective October 17, 2008, to pursue other opportunities. Mr. Levine will continue to serve on the Company’s Board of Directors. The Company intends to conduct a search for a replacement Chief Executive Officer. In the interim, consistent with the Company’s CEO succession plan, ADVENTRX will be led by a committee of executive officers.

“We thank Evan for his leadership and contributions to the Company and wish him the best in his future endeavors,” stated Jack Lief, Chair of the Company’s Board of Directors. “While the decision to let go employees, particularly those who have been with the Company for many years, was difficult, the changes announced today give the Company the opportunity to advance its lead product candidates towards commercialization and to demonstrate their value, which we believe has been underappreciated by the market,“ added Mr. Lief.

ANX-530 and ANX-514 Timelines

ADVENTRX has entered into an agreement with a new contract manufacturer to conduct process development and scale-up activities for both ANX-530 and ANX-514. Last week, the Company attended a pre-NDA meeting with the U.S. Food and Drug Administration (FDA) to discuss its NDA submission for ANX-530. The FDA requested additional information regarding the Company’s new manufacturer, and as a result, ADVENTRX anticipates the submission of its NDA for ANX-530 will take place in the second quarter of 2009.

ADVENTRX also announced that it anticipates completing patient enrollment in its registrational bioequivalence clinical study of ANX-514 in the first quarter of 2009. The Company expects to announce results from this study in the second quarter of 2009. These changes will not affect the Company’s previously announced plans to submit an NDA for ANX-514 in the third quarter of 2009.

Restructuring

On October 14, 2008, a total of nine employees were terminated, consisting of four in research and development, two in clinical, two in selling, general and administrative and one in regulatory/quality assurance. After adjusting to reflect severance costs, these measures will reduce the Company’s compensation expenses in 2009 by approximately $1,500,000.

As part of the reorganization, Mark Erwin, previously the Company’s Vice President of Commercialization, was promoted to Senior Vice President, Operations. In addition, the Company ended its employment relationship with its Chief Scientific Officer, Vice President, Medical Affairs and Vice President, Research and Development.

“This restructuring balances the difficult trade-off between curtailing spending and conducting those activities that continue to demonstrate and build the value of ANX-530 and ANX-514, while efficiently moving towards becoming a commercial organization,” said Mark Bagnall, the Company’s Executive Vice President and Chief Financial Officer. “Our cash conservation measures will cut our overall burn rate by approximately 50%,” added Mr. Bagnall.

The Company discontinued active work on all product candidates other than ANX-530 and ANX-514, including its CoFactor® program. Patients currently receiving CoFactor will continue to receive treatment. With respect to ANX-530 and ANX-514, until the Company has secured additional funding, it anticipates focusing primarily on those activities relating to submitting NDAs and may delay or significantly reduce spending on other work, including activities related to product launches.

Upcoming Conferences

The Company will present its updated corporate outlook at the 3rd Annual BIOCOM Investor Conference in San Diego on October 27th, 2008 at 2:30 p.m. Pacific Time, as well as at the 7th Annual BIOInvestor Forum in San Francisco on October 30th, 2008 at 3:15 p.m. Pacific Time. The presentations will be webcast live via the “Investors” section of the Company’s web site at http://www.adventrx.com under “Events.” The webcasts will be available for replay for 14 days and can be accessed through the same link.

About ANX-530 (vinorelbine emulsion)
ANX-530 is a novel emulsion formulation of the chemotherapy drug vinorelbine. ANX-530 emulsifies vinorelbine into a homogeneous suspension of nanoparticles that is designed to protect the venous endothelium during administration into a peripheral vein. Navelbine®, a branded formulation of vinorelbine, is approved in the U.S. to treat advanced non-small cell lung cancer as a single agent or in combination with cisplatin, and approved in the European Union to treat non-small cell lung cancer and advanced or metastatic breast cancer.

About ANX-514 (docetaxel emulsion)
ANX-514 is a novel nano-emulsion formulation of the chemotherapy drug docetaxel, which is marketed under the brand name Taxotere. ANX-514 is formulated without polysorbate 80 or other detergents and is intended to reduce the severity and/or incidence of hypersensitivity reactions. Docetaxel is an anti-cancer agent that acts by disrupting the cellular microtubular network that is essential for cell division. Immunosuppressant premedication is recommended for docetaxel therapy to reduce the incidence and severity of hypersensitivity reactions. Docetaxel is approved to treat breast, non-small cell lung, prostate, gastric and head and neck cancers.

About ADVENTRX Pharmaceuticals
ADVENTRX Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates primarily for the treatment of cancer and infectious disease. The Company seeks to improve the performance and commercial potential of existing treatments by addressing problems associated with these treatment regimens. More information can be found on ADVENTRX’s web site at www.adventrx.com.

Forward Looking Statements
ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks and assumptions that, if they materialize or do not prove to be accurate, could cause ADVENTRX’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that ADVENTRX will be unable to raise sufficient capital to fund the projects necessary to meet its goals, including funding the continued development and commercialization of ANX-530 or ANX-514; the risk the FDA will determine that ANX-530 and Navelbine are not bioequivalent, including as a result of performing pharmacokinetic equivalence analysis based a patient population other than the population on which ADVENTRX based its analysis; the risk that the on-going clinical study of ANX-514 does not demonstrate pharmacokinetic equivalence or bioequivalence; the risk of investigator bias in reporting adverse events as a result of the open-label nature of the ANX-530 bioequivalence clinical study, including bias that increased the reporting of adverse events associated with Navelbine and/or that decreased the reporting of adverse events associated with ANX-530; difficulties or delays in manufacturing, obtaining regulatory approval for and marketing ANX-530 and ANX-514, including validating commercial manufacturers and suppliers and the potential for automatic injunctions regarding FDA approval of ANX-514; the potential for regulatory authorities to require additional preclinical work or other clinical requirements to support regulatory filings, including prior to the submission or the approval of an NDA for ANX-530 and ANX-514; the risk that the performance of third parties on whom ADVENTRX relies to conduct its studies or evaluate the data, including clinical investigators, expert data monitoring committees, contract laboratories and contract research organizations, may be substandard, or they may fail to perform as expected; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at http://www.sec.gov.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to revise or update any forward-looking statement set forth in this press release to reflect events or circumstances arising after the date on which it was made.

Investor Contact:
ADVENTRX Pharmaceuticals
Ioana C. Hone
858-552-0866

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